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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                                CAYENTA.COM, INC.


         CAYENTA.COM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST:  The name of the Corporation is Cayenta.com, Inc.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 13, 1999 under the name Cayenta.com, Inc.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

                  Article First shall be amended and restated to read in its entirety as follows:

                  The name of this corporation is Cayenta, Inc.

         FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President and attested to by its Assistant Secretary this 15th day of December, 1999.




                                 By:
                                    -----------------------------------------
                                    Eric M. Demarco, Executive Vice President


ATTEST:


-----------------------------------
Cheryl L. Barr, Assistant Secretary